Exhibit 10.1

August 1, 2007

Mr. William R. Rohrbach

C/O Veraz Networks, Inc.

926 Rock Avenue, Suite 20

San Jose, CA 95131

Re:	Offer of Employment with Veraz Networks, Inc.

Dear Bill:

Veraz Networks, Inc. (the “Company”) is pleased to offer you employment as the Company’s Vice President of Strategy and Business Development on the terms and conditions set forth in this letter agreement (the “Agreement”).

1. Duties. You will be responsible for all business development operations of the Company and shall perform such duties as are ordinary, customary and necessary in the Vice President of Strategy and Business Development role. You will report to the Company’s Chief Executive Officer (“CEO”). You shall devote your best efforts and full business time, skill and attention to the performance of your duties. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control. The Company may change your position, duties, work location and compensation from time to time in its discretion.

2. Compensation. You will be paid an annual base salary of $225,000, less applicable deductions and withholdings, to be paid semi-monthly in accordance with the Company’s payroll practices, as may be in effect from time to time.

3. Benefits. The Company will provide you with medical, dental, life, supplemental life, and disability insurance, as well as sick leave, paid vacation and other Company-sponsored benefits and programs on the same terms and conditions as such benefits are generally available to its executive officers. The Company may, from time to time, change these benefits in its discretion. Additional information regarding these benefits is available for your review upon request.

4. Restricted Stock Units. Subject to approval by the Company’s Board of Directors (the “Board”), the Company will grant to you restricted stock units for thirty-five thousand (35,000) shares of the Company’s common stock (the “RSU Grant”). The RSU Grant shall be issued pursuant to the terms and conditions of the Company’s 2006 Equity Incentive Plan (the “Plan”). The RSU Grant shall vest over a four-year period, with one quarter (1/4) of the shares subject to the RSU Grant vesting on each of the first, second, third and fourth anniversaries of your Commencement Date (as defined herein). Except as otherwise set forth herein, all terms, conditions and limitations of the RSU Grant shall be governed by the Plan and related documents.

5. Performance Bonuses. Each year, you will be eligible for an annual incentive bonus equal to one-hundred and twenty-five thousand dollars ($125,000). Whether you receive such a bonus, and the amount of any such bonus, shall be determined by the CEO and the Board, in their sole discretion, and shall be based on achievement of annualized objectives to be established by the Board and the CEO. Bonuses are generally paid at the end of the first quarter of the following year and are subject to standard payroll deductions and withholdings. You must be employed on the day that your bonus (if any) is paid in order to earn the bonus. Therefore, if your employment is terminated either by you or the Company for any reason prior to the bonus being paid, you will not have earned the bonus and no partial or prorated bonus will be paid. [Notwithstanding anything to the contrary contained herein, subject to your continued employment through the normal bonus payment date, your minimum annual incentive bonus for 2007 shall be fifty thousand dollars ($50,000).

6. Signing Bonuses. Within thirty (30) days of your Commencement Date, Veraz will pay to you a one-time signing bonus in the amount of XX thousand dollars ($xx,000) subject to standard payroll deductions and withholdings such that the net payment to you will equal twenty-five thousand dollars ($25,000). If, prior to the first anniversary of your Commencement Date, your employment terminates at your request, or the Company terminates your employment for Cause (as defined below), and neither your resignation nor termination occurs following a Change of Control (as defined herein), then you must repay a portion of this bonus, prorated based on your actual length of employment during the period from your start date through one year after your Commencement Date.

7. Change of Control Termination. Subject to the terms and conditions set forth in this paragraph 7, if your employment with the Company is terminated by the Company without Cause (as defined herein) or you resign for Good Reason (as defined herein), and either such event occurs within twelve (12) months after a Change of Control (as defined herein), then, as of the date of termination, the vesting of one hundred percent (100%) of the shares subject to the RSU Grant that remain subject to vesting shall be accelerated in full and such shares shall be issued as soon as reasonably practicable thereafter (but in no event later than 2  1/2 months after the date of termination).

a. Change of Control. “Change of Control” shall mean the consummation of any one of the following events: (a) a sale, lease or other disposition of all or substantially all of the assets of the Company; (b) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (c) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred (excluding (i) any consolidation or merger effected exclusively to change the domicile of the Company, or (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof).

b. Cause. For purposes of this Agreement, “Cause” shall mean one or more of the following: (a) your conviction of a felony; (b) your commission of any act of fraud with respect to the Company; (c) any intentional misconduct by you that has a material adverse effect upon the Company’s business that is not cured by you within thirty (30) days after written notice is given to you by the Company identifying such misconduct; (d) your breach of any fiduciary or contractual obligation that you owe to the Company that has a material adverse effect upon the Company’s business and is not cured by you within thirty (30) days after written notice is given to you by the Company identifying such breach; (e) willful misconduct or gross negligence in the performance of your duties hereunder, including (without limitation) your refusal to comply in any material respect with the legal directives of the Board or the CEO, so long as such directives are not inconsistent with your position and duties, that are not cured by you within thirty (30) days after written notice is given to you by the Company identifying such misconduct or negligence.

c. Good Reason. For the purposes of this Agreement, “Good Reason” shall mean your resignation in writing from all positions you then hold with the Company as a result of any one of the following events which occurs on or after the commencement of your employment without your consent: (i) any reduction of your then current annual base salary; (ii) any material diminution of your duties, responsibilities, or authority to a level below that of an officer of the Company, excluding for this purpose (1) an isolated or inadvertent action not taken in bad faith that is remedied by the Company immediately after notice thereof is given by you, and (2) any change in your title, duties, responsibilities or authority if you are given or you retain other officer level duties within the Company; or (iii) any requirement that you relocate to a work site that results in the increase in your round trip commute by more than twenty five (25) miles (provided, however, that you expressly acknowledge and agree that a relocation of your primary residence and work site from Denville, New Jersey to the greater San Jose/San Francisco metropolitan area shall not constitute Good Reason).

d. Release Requirements. To receive the Change of Control acceleration set forth above, you must (i) first sign and deliver to the Company a general release of claims, in a form acceptable to the Company, within thirty (30) days after the date your employment with the Company ends, and allow that release to become effective; and (ii) not be in breach of any agreement between you and the Company at the time of the receipt of such benefits.

8. Severance for Termination without Cause or Resignation for Good Reason. Subject to the terms and conditions set forth in this paragraph 8, if at any time the Company terminates your employment without Cause or you resign for Good Reason, then the Company shall provide you with a lump sum severance payment equal to six (6) months of your base salary then in effect, less applicable deductions and withholdings and if you timely elect continued coverage under the Company’s medical, dental and vision care insurance plans (as applicable) pursuant to COBRA, the Company will pay for the premiums for you and your eligible dependents for the lesser of the first six (6) months of such coverage or such earlier date as you and your dependents are no longer eligible for COBRA coverage. To receive these severance benefits, you must (i) first sign and deliver to the Company a general release of claims, in a form acceptable to the Company, within thirty (30) days after the date your employment with the Company ends, and allow that release to become effective; and (ii) not be in breach of any agreement between you and the Company at the time of such payment. The severance payment will be paid to you within ten (10) days after the effective date of your release.

9. Confidentiality Obligations.

a. Proprietary Information. As a Vice President of the Company, you will be privy to extremely sensitive, confidential and valuable commercial information and trade secrets belonging to the Company, the improper use and disclosure of which would greatly harm the Company. Accordingly, as a condition of your employment, you must sign and abide by the Company’s Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

b. Exclusive Property. You agree that all business procured by you and all Company-related business opportunities and plans made known to you while you are employed by the Company, shall remain the permanent and exclusive property of the Company.

c. No Adverse Business Activities. Throughout the term of your employment with the Company, you agree not to, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business that is competitive with or is reasonably anticipated to be competitive with the business of the Company (“Competitive Activity”). Notwithstanding the above, you will not be deemed to be engaged directly or indirectly in any Competitive Activity if you participate in any such business solely as a passive investor in up to one percent (1%) of the equity securities of a company or partnership, the securities of which are publicly traded. During your employment with the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

d. Nonsolicitation. Throughout your employment with the Company and for one (1) year thereafter, you agree not to, without first obtaining the prior written approval of the Company, directly or indirectly solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee, independent contractor, customer or prospective customer of the Company to terminate his, her or its employment, contracting or other business relationship with the Company to become an employee or independent contractor to, or customer of, any other person or entity.

10. At-Will Employment. Your employment with Company will be “at-will.” This means that either you or Company may terminate your employment at any time, with or without Cause or Good Reason, and with or without advance notice.

11. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Jose, California by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

12. 409A Compliance. If the Company (or, if applicable, the successor entity thereto) determines that the payments and benefits provided under this Agreement (the “Payments”) constitute “deferred compensation” under Section 409A of the Internal Revenue Code (together, with any state law of similar effect, “Section 409A”) and you are a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”), then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Payments shall be delayed as follows: on the earliest to occur of (i) the date that is six months and one day after the termination date, (ii) the date of your death, or (iii) such earlier date, as reasonably determined in good faith by the Company (or any successor entity thereto), as would not result in any of the Payments being subject to adverse personal tax consequences under Section 409A (such earliest date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay you a lump sum amount equal to the sum of the Payments that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Payments had not been delayed pursuant to this Section 12 and (B) commence paying the balance of the Payments in accordance with the applicable payment schedules set forth above. For the avoidance of doubt, it is intended that (1) each installment of the Payments provided herein is a separate “payment” for purposes of Section 409A, (2) all Payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), and (3) the Payments consisting of COBRA premiums also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(9)(v).

13. Miscellaneous. This Agreement is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supercedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.

This offer is subject to satisfactory proof of your right to work in the United States and satisfactory completion of a Company-required background check. If you agree to the terms and conditions set forth herein, please initial the bottom of each page and sign where indicated on the last page. Your employment with the Company pursuant to this Agreement will begin on                                  (the “Commencement Date”).

We look forward to having you join us. If you have any questions about this Agreement, please do not hesitate to call me.

Best Regards,

Veraz Networks, Inc.

/s/ Denise Pierre
Denise Pierre	Date
Vice President, Global Human Resources

Accepted and agreed:

/s/ William R. Rohrbach
William R. Rohrbach

Date: